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                                                                     Exhibit 3.1


                           THIRD AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              DAVID'S BRIDAL, INC.



                                    ARTICLE I

      The name of this Corporation shall be David's Bridal, Inc.


                                   ARTICLE II

      The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.


                                   ARTICLE III

                              A. AUTHORIZED SHARES

      The total number of shares of capital stock which the Corporation has authority to issue is 106,850,000 shares, consisting of:

                  (1) 175,000 shares of Class A Preferred Stock, par value $.0l per share (the "Class A Preferred");

                  (2) 125,000 shares of Class B Preferred Stock, par value $.0l per share (the "Class B Preferred");

                  (3) 300,000 shares of Class C Preferred Stock, par value $.0l per share (the "Class C Preferred");

                  (4) 1,250,000 shares of Class D Preferred Stock, par value
            $.0l per share (the "Class D Preferred");

                  (5) 5,000,000 shares of Undesignated Preferred Stock, par
            value $.0l per share (the "Undesignated Preferred"). The Undesignated Preferred may be issued


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            from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting a resolution or resolutions and filing a certificate or certificates of designation pursuant to the applicable provisions of the Business Corporation Act, to establish from time to time the number of shares to be included in each such series of Undesignated Preferred, and to fix the preferences, limitations, and relative rights of the shares of each such series, including, without limiting the generality of the foregoing, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
            (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; and

                  (6) 100,000,000 shares of Common Stock, par value $.0l per share (the "Common Stock").

      The Class A Preferred, the Class B Preferred, the Class C Preferred and the Class D Preferred are hereafter collectively referred to as the "Preferred Stock."

      Each share of Class A Common Stock of the Corporation heretofore issued and outstanding is, without any action by the Corporation or the holders of such shares, hereby reclassified and changed into one fully paid, nonassessable share of Common Stock of the Corporation. Until exchanged in accordance with the procedures established by the Board of Directors, certificates formerly representing shares of Class A Common Stock shall be treated for all corporate purposes as representing the shares of Common Stock into which such shares of Class A Common Stock have been converted.

                               B. PREFERRED STOCK

I.    Terms Applicable to the Preferred Stock.

      Section 1.  Liquidation.

            Upon any liquidation, dissolution or winding up of the Corporation, each holder of (i) Class A Preferred, Class B Preferred or Class C Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Preferred, Class B Preferred and Class C Preferred held by such holder, and the holders of Class A Preferred, Class B Preferred and Class C


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Preferred, as such, shall not be entitled to any further payment, and (ii) Class
D Preferred shall be entitled to be paid, before any distribution or payment is made upon any Common Stock, an amount in cash equal to the greater of (a) the amount that would be received by each holder of the Class D Preferred in a liquidation, dissolution or winding up of the Corporation if, immediately prior to such liquidation, dissolution or winding up of the Corporation, all such holders converted such Class D Preferred into Common Stock pursuant to the terms of Section 4 hereof and (b) the purchase price paid to the Corporation for the shares of Class D Preferred held by such holder, and the holders of Class D Preferred, as such, shall not be entitled to any further payment. The
Corporation shall mail written notice of such liquidation, dissolution or winding up not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 1.

      Section 2.  Dividends.

            If the Corporation's Board of Directors declares or the Corporation pays any dividends with respect to the Common Stock (whether payable in cash, securities or other property except for dividends payable solely in shares of Common Stock), the Corporation shall be deemed to have declared with respect to all shares of Preferred Stock ("Shares") outstanding, and the Corporation shall pay to each holder of shares of Preferred Stock, dividends in an amount equal to the product of (i) the amount of dividends so declared or paid with respect to each share of Common Stock and (ii) the number of shares of Common Stock (including fractions thereof) issuable upon conversion of the Shares held by such holder on the record date for such dividend with respect to the Common Stock.

      Section 3.  Voting Rights.

                  (i) Class A Preferred. The holders of the Class A Preferred shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's By-laws and shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock and the other classes of voting stock entitled to vote thereon, voting together as a single class, with each share of Common Stock entitled to the number of votes per share specified in Section 1 of Part C hereof, each Share of Class A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Class A Preferred at the time the vote is taken, each share of Class B Preferred entitled to the number of votes per share specified in subparagraph (ii) below, and each share of Class D Preferred entitled to the number of votes per share specified in subparagraph (iv) below.

                  (ii) Class B Preferred. The holders of the Class B Preferred shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's By-laws and shall be entitled to vote on all matters submitted to the shareholders for a vote together with the


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holders of the Common Stock and the other classes of voting stock entitled to vote thereon, voting together as a single class, with each share of Common Stock entitled to the number of votes per share specified in Section 1 of Part C hereof, each Share of Class B Preferred entitled to two votes for each share of Common Stock issuable upon conversion of the Class B Preferred at the time the vote is taken, each share of Class A Preferred entitled to the number of votes per share specified in subparagraph (i) above, and each share of Class D Preferred entitled to the number of votes per share specified in subparagraph
(iv) below.

                  (iii) Class C Preferred. Except as otherwise provided herein and as otherwise required by law, the Class C Preferred shall have no voting rights; provided that each holder of Class C Preferred shall be entitled to notice of all shareholders' meetings at the same time and in the same manner as notice is given to the shareholders entitled to vote at such meeting.

                  (iv) Class D Preferred. The holders of the Class D Preferred shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's By-laws and shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock and the other classes of voting stock entitled to vote thereon, voting together as a single class, with each share of Common Stock entitled to the number of votes per share specified in Section 1 of Part C hereof, each Share of Class D Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Class D Preferred at the time the vote is taken, each share of Class A Preferred entitled to the number of votes per share specified in subparagraph (i) above, and each share of Class B Preferred entitled to the number of votes per share specified in subparagraph (ii) above.

      Section 4.  Conversion.

            4A. Conversion of Class A Preferred into Class C Preferred. Each holder of Class A Preferred shall be entitled at any time, if such holder has or is reasonably expected to have a Regulatory Problem, to convert any or all of the Shares of such holder's Class A Preferred into an equal number of Shares of Class C Preferred.

            4B. Conversion Procedure.

                  (i) At any time and from time to time, any holder of Class A Preferred, Class B Preferred or Class C Preferred may convert all or any portion of such Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Common Stock computed by multiplying the number of Shares to be converted by $80.384375 (which is the product of $72.50 and 1.10875) and dividing the result by the Conversion Price then in effect. At any time and from time to time, any holder of Class D Preferred may convert all or any portion of such Preferred Stock (including any fraction of a Share) held by such holder into a number of Shares of Common Stock computed by multiplying the number of Shares to be converted by $7.25 and dividing the result by the Conversion Price then in effect.


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                  (ii) Each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (iii) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering, the conversion of any Shares may, at the election of the holder of such Shares, be conditioned upon the consummation of the Public Offering in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                  (iv) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                        (a) a certificate or certificates representing the
            number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                        (b) payment in an amount equal to all accrued dividends
            with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (vii) below with respect to such conversion; and

                        (c) a certificate representing any Shares of Preferred
            Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (v) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (vi) The Corporation shall not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall


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assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (vii) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (vii), be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

                  (ix) If the shares of Common Stock issuable by reason of such conversion of Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Common Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Common Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

            4C. Conversion Price. The Conversion Price is $7.25 for the Class A Preferred, Class B Preferred, Class C Preferred and the Class D Preferred. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 4.

            4D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.


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            4E. Reorganization, Reclassification, Consolidation, Merger or Sale.
Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding, voting together as a single class) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding, voting together as a single class) to insure that the provisions of this Section 4 and Sections 5 and 6 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding, voting together as a single class), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            4F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each Share.


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            4G.  Notices.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock setting forth in reasonable detail the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

            4H. Mandatory Conversion. All of the outstanding Preferred Stock shall automatically be converted into Common Stock effective immediately prior to the consummation of a firm commitment underwritten initial Public Offering of shares of its Common Stock in which the price per share paid by the public for such shares shall be at least equal to the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering. Upon such conversion, the Class A Preferred, Class B Preferred, Class C Preferred and Class D Preferred shall no longer constitute authorized stock of the Corporation, and the Class A Preferred, Class B Preferred, Class C Preferred and Class D Preferred shall no longer be available for issuance.


            Section 5.  Liquidating Dividends.

                If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Corporation shall pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Common Stock had such Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

            Section 6.  Purchase Rights.

            If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then each holder of Preferred Stock shall be


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entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

II.  Miscellaneous.

            Section 1.  Registration of Transfer.

            The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

            Section 2.  Replacement.

            Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

            Section 3.  Definitions.

            "Common Stock" means the Corporation's no par value Common Stock.

            "Junior Securities" means any of the Corporation's equity securities other than the Class A Preferred, Class B Preferred and Class C Preferred.

            "Liquidation Value" of any Share as of any particular date shall be equal to the result of (i) the greater of (a) the amount that would be received by the holders of the Class A Preferred, Class B Preferred and Class C Preferred in a liquidation, dissolution or winding up of


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the Corporation if, immediately prior to such liquidation, dissolution or winding up of the Corporation, such holders converted such Preferred Stock into Common Stock pursuant to the terms of Section 4 hereof and (b) $29,000,000, divided by (ii) the number of Shares outstanding on such date.

            "Market Price" means as to any security the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day; provided, that if Market Price is being determined in connection with a Public Offering, Market Price shall equal the gross offering price to the public in such Public Offering; and provided further that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the Purchaser Representative; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Corporation and the Purchaser Representative. If the Corporation and the Purchaser Representative are unable to agree upon an appraiser within a reasonable period of time, the appraiser shall be a "big-five" accounting firm selected by lot after the Corporation and the Purchaser Representative have each eliminated one such firm. The determination of such appraiser shall be final and binding on the Corporation and the Purchaser Representative, and the fees and expenses of such appraiser shall be paid by the Corporation.

            "Original Holders" means the Persons purchasing Preferred Stock on June 9, 1995.

            "Original Holders' Purchase Price" means $29,000,000.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "Public Offering" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that


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a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

            "Purchaser Representative" means Clipper Capital Associates, L.P., or a Person designated by the holders of a majority of the Preferred Stock then outstanding.

            "Regulatory Problem" means when any holder and such holder's affiliates would own, control or have power over a greater quantity of securities of any kind issued by the Corporation than permitted under any applicable requirement of any governmental authority, or would not be able to hold an investment or provide financing to the Corporation in compliance with any applicable requirement of any governmental authority.

            "Subsidiary" means any corporation of which the Shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the Board of Directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

            Section 4.  Amendment and Waiver.

            No amendment, modification or waiver shall be binding or effective with respect to any provision of this Part B without the prior written consent of the holders of at least two-thirds of the Preferred Stock outstanding, voting together as a single class, at the time such action is taken to the extent that any such amendment, modification or waiver would adversely affect the rights, preferences or privileges of any class of Preferred Stock; provided that no adverse change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the class or classes of the Preferred Stock then outstanding, and, provided further, that this Part B and references to Preferred Stock (except for the Undesignated Preferred) in Part A and elsewhere in these Articles of Incorporation may be deleted by the Board of Directors of the Corporation if no shares of Preferred Stock (except Undesignated Preferred) are outstanding.

            Section 5.  Notices.

            Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).


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                                 C. COMMON STOCK

            Section 1.  General.

            Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

            Section 2.  Dividends.

            As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share of Common Stock. The right of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

            Section 3.  Liquidation.

            Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate pro rata in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

            Section 4.  Registration of Transfer.

            The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

            Section 5.  Replacement.


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            Upon receipt of evidence reasonably satisfactory to the Corporation
(an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

            Section 6.  Notices.

            All notices referred to herein shall be in writing, shall be delivered personally, by first class mail, postage prepaid and return receipt requested, or sent by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

            Section 7.  Amendment and Waiver.

            No amendment or waiver of any provision of this Part C shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock.


                                   ARTICLE IV

            The Corporation shall have a perpetual existence.



                                    ARTICLE V

            The initial registered office of this Corporation was 1515 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and the name of the initial registered agent of this Corporation at that address was PHILIP YOUTIE. The street address and mailing address of the principal office of the Corporation in Florida is 2029 N. University Drive, Sunrise, Florida 33322. The Board of Directors of the Corporation or an officer of the Corporation acting under the authority of the Board of Directors is authorized to change the principal office or mailing address of the Corporation from time to time without amendment to these Articles of Incorporation.

                                   ARTICLE VI


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            The total number of directors of this Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies.

            The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified.

            The shareholders may remove one or more directors from office only for cause by a vote of the holders of a majority of all the votes then entitled to be cast on the matter. In case the Board of Directors or any one or more directors is so removed at a meeting of shareholders, new directors may be elected at the same meeting.

            The affirmative vote of the holder of not less than 80% percent of all the votes then entitled to be cast on the matter shall be required to amend, repeal or adopt any provision inconsistent with this Article VI.

                                   ARTICLE VII

            Special meetings of the shareholders of the Corporation may be called, for any purpose or purposes permitted by law, by the Board of Directors on its own initiative and shall be called by the Board of Directors upon written request by such person or persons authorized to do so by the bylaws or, upon delivery to the secretary of one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held, by the holders of not less than 20 percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Only business within the purpose or purposes described in the special meeting notice may be conducted at a special shareholders' meeting.

                                  ARTICLE VIII

            Effective upon the time that the Corporation becomes subject to the reporting requirements of Section 13(a) or 15(d) under the Securities Act of 1934 Act, as amended, no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken by shareholders without a meeting, and the power of shareholders to consent in writing without a meeting to the taking of any such action is specifically denied.


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                                   ARTICLE IX

            The Corporation may redeem shares of its capital stock to the full extent permitted under Section 607.0902 of the Florida Business Corporation Act, or any successor provision thereto. Nothing in this Article shall prohibit the Corporation from otherwise redeeming shares of its capital stock to the full extent permitted under applicable law.

                                    ARTICLE X

            Except as otherwise provided herein, these Articles of Incorporation may be amended in the manner provided by law or the By-laws of this Corporation.

      IN WITNESS WHEREOF, these Third Amended and Restated Articles of Incorporation of David's Bridal, Inc. have been executed by David's Bridal, Inc. by its President and Chief Operating Officer, this 21st day of April, 1999.


                              DAVID'S BRIDAL, INC.


                              By:________________________________
                                   Robert D. Huth, President and
                                   Chief Operating Officer


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